Exhibit 99.1

VantageMed Announces Notification of Nasdaq Marketplace Rules Violation and Hearing Date with Nasdaq Listing Qualifications Panel

        RANCHO CORDOVA, Calif.—(BW HealthWire)—May 3, 2002—VantageMed Corporation (NasdaqNM: VMDCE) announced today that it has been notified by Nasdaq that the Company does not currently comply with the independent director and audit committee requirements as set forth in Marketplace Rules 4350(c) and 4350(d)(2). These rules require three independent members and the Company's April 19, 2002 deficiency resulted from the appointment of Richard M. Brooks as the Company's Chief Executive Officer. Prior to that appointment, Mr. Brooks had served as the Chairman of the Audit Committee of the Company's Board of Directors. While Mr. Brooks will continue to serve on the Board, the Company is actively seeking to fill the vacant third independent director position.

        Additionally, VantageMed announced that a hearing has been scheduled for May 17, 2002 with the Nasdaq Listing Qualifications Panel to address this deficiency as well as the deficiencies previously reported in the Company's releases dated March 25, 2002 and April 18, 2002. Pending the outcome of this hearing, VantageMed's securities will continue to be listed on Nasdaq under the ticker symbol, VMDCE. There can be no assurance that the Nasdaq Listing Qualifications Panel hearing VantageMed's appeal will grant our request for continued listing.

        VantageMed is a provider of healthcare information systems and services distributed to over 11,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, and other healthcare providers and provider organizations.

        This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are made as of today's date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as "will," "intends," and similar words and phrases which denote future events and which may depend on the future performance and/or stock price of the Company and the Company's decisions regarding its listing options. Our assumptions underlying these statements are also "forward-looking" statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. Among these risks and uncertainties are the risk of failure to locate a qualified individual willing to serve on the Company's board and Audit Committee, the risk of failure to increase revenues, achieve profitability, or increase the price of the Company's common stock, and risks related to the Company's decisions regarding the listing of its securities, and the Nasdaq's determination whether all listing criteria have been met or whether continued listing of the Company's securities is in the public interest. Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports on Form 10-Q and 10-K and our registration statement as amended, all on file with the SEC, and which are available from its website at www.sec.gov.

CONTACT:

VantageMed Corporation
Investor Relations
Gregory B. Hill
(916) 638-4744, ext. 213
 investor@vantagemed.com

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